Exhibit 99.1

191 Mason Street Greenwich, CT 06830 t203.629.9595 associated-capital-group.com

For Immediate Release:

Associated Capital Group Announces Formation of Special Committee to Evaluate Options for its Investment in Gabelli Value Plus+ Trust

Greenwich, CT, September 15, 2020 - Associated Capital Group, Inc. (“AC” or “Associated Capital”) today announced that in response to Gabelli Value Plus+ Trust (“GVP” or the “Trust”) Board’s proposal to liquidate the Trust, AC has established a subcommittee of disinterested board members to evaluate the proposal.

Associated Capital owns approximately 27% of the Trust on behalf of its shareholders.  The Trust was created in 2015 with an intent to invest in U.S. Equity Securities.

The subcommittee of Associated Capital’s board has determined that this is not the appropriate time to liquidate the Trust.  The overall total return to Trust shareholders is likely to be below what it believes can be obtained through other means.

As a result, the subcommittee has determined to vote Associated Capital’s ownership of the Trust against the proposal for liquidation.  As such proposal requires a 75% affirmative vote, this means that the proposal is certain to fail.

At the same time, the subcommittee welcomes the opportunity to open a conversation with the GVP board and its shareholders on other measures that can be taken to enhance value for Trust shareholders.  This may, for example, include share buybacks (akin to a limited discount policy), establishment of annual distribution targets, the reduction of the management fee and management alternatives, possibility of leverage to enhance returns, and any other strategies that may enhance and improve shareholder returns.

The subcommittee noted that Associated Capital has a consistent investment strategy and goal of achieving superior long-term investment results for its clients and shareholders.  We embrace the “value investing” strategies that have been utilized successfully for several decades by its Chairman, Mario Gabelli, but at the same time, are willing to examine alternatives that may, for example, result in better long term value creation.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

For Further information
Please contact

Kevin Handwerker
General Counsel
+1 (203) 629-9595